Exhibit 10.40

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made the 31st day of March, 2011, by and among THE ST. JOE COMPANY, a Florida corporation, ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C., a Delaware limited liability company, ST. JOE FINANCE COMPANY, a Florida corporation, the LENDERS listed on the signature pages hereof and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent.

R E C I T A L S:

The Borrower, the Initial Guarantors, the Administrative Agent and the Lenders entered into a certain Credit Agreement dated as of September 19, 2008, as amended by a First Amendment to Credit Agreement dated October 30, 2008, a Second Amendment to Credit Agreement dated February 20, 2009, a Third Amendment to Credit Agreement dated May 1, 2009, a Fourth Amendment to Credit Agreement dated October 15, 2009, a Fifth Amendment to Credit Agreement dated December 23, 2009 and a Sixth Amendment to Credit Agreement dated January 12, 2011 (referred to herein, as so amended, as the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Borrower and the Guarantors have requested the Administrative Agent and the Lenders to (i) waive certain provisions of the Credit Agreement to allow the Timber Transactions (defined below), (ii) add the definitions of “Cash Liquidity,” “Development Property” and “Revised Property Schedule”, (iii) amend the definition of “Identified Mortgaged Property,” (iv) add new subsection (o) to Section 5.13 of the Credit Agreement and (v) amend Section 4.34, Section 5.01(c), Section 5.13(h), Section 5.16, Section 5.31 and Section 5.38(a)(i) of the Credit Agreement. The Lenders, the Administrative Agent, the Guarantors and the Borrower desire to amend the Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors, the Administrative Agent and the Lenders, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals/Exhibits. The Recitals and all Exhibits are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Waiver. The Borrower has advised the Lenders that it and/or one or more of the Guarantors may from time to time enter into one or more purchase and sale agreements and/or timber deeds or comparable agreements pursuant to which the purchaser(s) would be granted the right to maintain, manage, store, cut, harvest and remove timber from no more than 100,000 acres of the Properties in the aggregate (each a “Timber Transaction” and collectively the “Timber Transactions”), subject to the following terms, conditions and limitations: (i) the term of each such Timber Transaction shall not exceed twenty years from the effective date of such Timber Transaction; (ii) any portion of the Property subject to a Timber Transaction shall be released from any and all timber rights granted in such Timber Transaction upon the completion or abandonment of the harvesting of timber from such portion of the Property; (iii) all risk of loss with respect to the timber shall pass to the purchaser at the closing of the Timber Transaction; (iv) the purchaser shall be required to conduct its activities on the Property in accordance with the then-current Silviculture Best Management Practices (“BMPs”) for harvesting timber, fertilization and other silvicultural activities, as promulgated or amended from time to time by the Florida Department of Agriculture and Consumer Services; and (v) the purchaser shall be prohibited, without the Borrower’s prior written consent, from generating, handling, manufacturing, treating, storing or using any hazardous or toxic substances (as defined by applicable federal or state laws and regulations) during its operations on the Property, other than products, including fuel and oil, used in commercially reasonable quantities, for operating and maintaining equipment necessary to conduct harvesting operations and silvicultural activities. In connection with any such Timber Transaction, and subject to compliance by the Borrower or applicable Guarantor with the foregoing terms, conditions and limitations, the Administrative Agent and Lenders hereby waive compliance by the Borrower with, and waive any Default or Event of Default that may arise in connection with, the covenants contained within Sections 5.13 and 5.16 of the Credit Agreement solely to the extent such covenants are related to the consummation of any Timber Transaction. This waiver does not operate as a waiver of any Credit Agreement provision other than as explicitly set forth above with respect to Sections 5.13 and 5.16 and does not operate with regard to any other matter other than in connection with the Timber Transactions.

Each Lender has been informed by the Administrative Agent or by the Borrower of the waiver set forth in this Section 2 and has been afforded an opportunity to consider the same. Each Lender has been supplied by the Borrower or the Administrative Agent, to the extent requested, with sufficient information to enable such Lender to make an informed decision with respect to the waiver set forth in this Section 2.

The Borrower and the Guarantors acknowledge that, except as explicitly waived in this Section 2, all of the rights, powers and remedies vested in the Lenders under the Credit Agreement continue to exist, and that the Lenders remain free to exercise any of their rights, powers and remedies under the Credit Agreement at any time subject only to the terms, conditions and limitations set forth in the Credit Agreement and under Applicable Laws.

The waiver set forth in this Section 2 is limited to the matters set forth herein. Except as set forth in this Section 2, no past, present or future failure of the Lenders to exercise any rights, powers or remedies under the Credit Agreement or any other Loan Document shall operate as or be construed to be a waiver of (i) any right, power or remedy of the Lenders or (ii) any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other Loan Document. The Lenders may, subject to the waiver set forth in this Section 2 and any limitations contained in the Credit Agreement and the other Loan Documents and Applicable Laws, exercise any such right, power or remedy at any time. Furthermore, nothing in this Section 2 shall be deemed to limit, estop or otherwise restrict or prohibit the Lenders from exercising any of their rights or remedies under the Credit Agreement, any other Loan Document, or under Applicable Laws or principles of equity with respect to the occurrence of any Default or Event of Default other than those expressly waived in this Section 2, all of which rights and remedies are specifically hereby reserved. The waiver set forth in this Section 2 shall not constitute a course of dealing or a waiver of the Lenders’ right to withhold their consent for any similar request in the future.

SECTION 3. Amendment. The Credit Agreement is hereby amended as set forth in this Section 3.

SECTION 3.01. Amendment to Section 1.01. The definition of “Cash Liquidity” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Cash Liquidity” means at any time the sum of: (1) the aggregate cash of the Borrower and its Consolidated Subsidiaries that are Guarantors and (2) the aggregate Cash Equivalents of the Borrower and its Consolidated Subsidiaries that are Guarantors.

SECTION 3.02. Amendment to Section 1.01. The definition of “Development Property” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Development Property” shall mean:

(1) any Property owned by St. Joe Timberland currently under development as a residential, commercial or mixed use community, including all lots and parcels held for sale, all common elements or dedicated infrastructure improvements related thereto and all future phases of such development as shown on master plans, maps and site plans of Borrower and/or St. Joe Timberland dated on or before the date hereof; and

(2) Any Property owned by St. Joe Timberland as to which Borrower and/or St. Joe Timberland commences pre-development as a residential, commercial or mixed use community. Pre-development of a parcel of Property shall be deemed to have commenced when:

(a) Borrower and/or St. Joe Timberland has filed an application for a development order with respect to such Property (including any application for a development permit, building permit, zoning permit, plat approval, certification, variance, application for development approval pursuant to Chapter 380, Florida Statutes, application for an amendment to the comprehensive plan for any municipality or county in Florida, or other action, in each case having the effect of permitting residential, commercial or mixed used development of such Property, including all other development customarily associated therewith); and

(b) Borrower has given Administrative Agent and Lenders written notice of the reclassification of such Property as Development Property.

Notwithstanding the foregoing, any Property which is classified as Development Property under this subparagraph (2) shall cease to constitute Development Property if the application for a development order is denied and Borrower and/or St. Joe Timberland has unsuccessfully appealed such denial and exhausted its appeal rights or such appeal rights have otherwise expired.

The total Development Property shall not exceed 24,000 acres at any time. As of the date hereof, the Development Properties consist of (i) Landings at Wetappo, (ii) RiverCamps on Crooked Creek, (iii) RiverSide at Chipola, (iv) WaterSound, (v) WindMark Beach and (vi) Phase I and Phase II of VentureCrossings Enterprise Centre at West Bay, which collectively constitute approximately 6,569 acres.

SECTION 3.03. Amendment to Section 1.01. The definition of “Identified Mortgaged Property” in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Identified Mortgaged Property” means Properties described in Schedule 1.01 – Identified Mortgaged Property (as such schedule is amended from time to time pursuant to the terms of this Agreement), which Properties shall consist of not fewer than 200,000 acres in the aggregate.

SECTION 3.04. Amendment to Section 1.01. The definition of “Revised Property Schedule” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Revised Property Schedule” shall have the meaning set forth in Section 5.31.

SECTION 3.05. Amendment to Section 4.34. Section 4.34 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 4.34. Mortgaged Properties. Schedule 1.01, as amended by the most recent Compliance Certificate or Revised Property Schedule, if any, delivered by the Borrower to the Administrative Agent, is a correct and complete list of all Identified Mortgage Properties. All Mortgaged Properties are owned in fee simple by St. Joe Timberland. The representations and warranties of St. Joe Timberland set forth in Sections 6(e), 6(g), 6(j) and 6(k) of the Security Agreement in the form attached hereto as Exhibit H and in Sections 2.04 and 8.02 of the Mortgage in the form attached hereto as Exhibit J, with respect to each Property owned by St. Joe Timberland, are true and correct in all material respects.

SECTION 3.06 Amendment to Section 5.01. Section 5.01(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit M and with compliance calculations in form and content satisfactory to the Administrative Agent (a “Compliance Certificate”), of the chief financial officer or authorized officers of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the requirements of Sections 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12. 5.30, 5.31 (as to Cash Liquidity) and 5.36 on the date of such financial statements, (ii) setting forth the identities of the respective Subsidiaries on the date of such financial statements, (iii) setting forth a list of all Properties acquired and sold or otherwise transferred by St. Joe Timberland since the date of the delivery of the previous Compliance Certificate, such list to identify such Property’s location, indicating whether such Property is an Identified Mortgaged Property and certifying that all documents, information and other materials required to be delivered pursuant to Section 5.31 have been previously delivered or are being delivered with respect to any such acquired Property which is Identified Mortgaged Property, (iv) setting forth the ratio of Total Indebtedness to Total Asset Value as of the end of the applicable fiscal period and (v) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

SECTION 3.07 Amendment to Section 5.13. Section 5.13(h) of the Credit Agreement is amended and restated to read in its entirety as follows:

(h) (1) that certain Pulpwood Supply Agreement dated as of November 1, 2010, between St. Joe Timberland and Smurfit-Stone Container Corporation; and (2) timber or fiber supply agreements which when combined with all other timber or fiber supply agreements entered into after the date of this Agreement encumber less than 50,000 acres in the aggregate unless approved by the Administrative Agent (which consent shall not be unreasonably withheld);

SECTION 3.08. Amendment to Section 5.13. New subsection (o) is added to Section 5.13 of the Credit Agreement, as follows:

(o) any conservation easement, as defined in Section 704.06, Florida Statutes, or any land bank established for wetland and/or carbon mitigation credits.

SECTION 3.09. Amendment to Section 5.16. That portion of Section 5.16 of the Credit Agreement starting with subsection (e) and continuing through the end of Section 5.16 is amended and restated to read in its entirety as follows:

(e) the foregoing limitation on the sale, lease or other transfer of assets shall not prohibit a transfer of assets (in a single transaction or in a series of related transactions) unless the assets to be so transferred shall cause St. Joe Timberland to hold less than 250,000 acres of Land as fee simple owner (excluding any Encumbered Land (as defined in Section 5.13(1)), any parcels subject to any outstanding timber offering, sale, conveyance, deed or encumbrance, any Development Property, and any parcels subject to conservation easements or land bank agreements described in Section 5.13(o)); provided that, notwithstanding any of the foregoing, after a Trigger Event has occurred, St. Joe Timberland shall not sell, lease or otherwise transfer, or enter into any agreement or arrangement to sell, lease or otherwise transfer, any of its Properties or other assets (other than sales of Development Properties in the ordinary course of business) without the prior written consent of the Administrative Agent (in its sole discretion). Within ten (10) business days after the sale of any Development Property in the ordinary course of business following the occurrence of a Trigger Event, the Borrower shall prepay the Revolver Advances in an amount equal to all after-tax cash proceeds (net of reasonable and customary out-of-pocket fees and expenses, including market rate brokerage fees) from the sale of such Development Property.

SECTION 3.10. Amendment to Section 5.31. Section 5.31 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.31 Maintenance and Required Substitution of Identified Mortgaged Property. St. Joe Timberland at all times (a) shall maintain fee simple ownership of not fewer than 250,000 acres of Land (excluding any Encumbered Land (as defined in Section 5.13(1)), any parcels subject to any outstanding timber offering, sale, conveyance, deed or encumbrance, any Development Property, and any parcels subject to conservation easements or land bank agreements described in Section 5.13(o)), and (b) shall have set forth on Schedule 1.01 a listing and legal descriptions of Property it owns in fee simple that in the aggregate consists of at least 200,000 acres. No later than sixty (60) days after the earlier of (i) (A) a request for a Revolver Advance or (B) a drawing under a Letter of Credit which is not reimbursed within three (3) business days following demand for reimbursement by the Administrative Agent, (ii) a Trigger Event or (iii) the date on which the Borrower fails to maintain Cash Liquidity of at least $30,000,000, the Borrower shall have satisfied the following requirements: (x) delivery to the Administrative Agent of a replacement Schedule 1.01 providing a listing and legal descriptions for Properties the Borrower owns in fee simple that in the aggregate consist of at least 200,000 acres (excluding any Encumbered Land (as defined in Section 5.13(1)), any parcels subject to any outstanding timber offering, sale, conveyance, deed or encumbrance, any Development Property, and any parcels subject to conservation easements or land bank agreements described in Section 5.13(o)) which are legally sufficient to attach to the Mortgages (the “Revised Property Schedule”) and (y) receipt by the Administrative Agent of all items described in Section 3.01(m) with respect to the

Properties identified on the Revised Property Schedule, all reasonably satisfactory to the Administrative Agent. Failure to deliver the Revised Property Schedule to the Administrative Agent as required herein shall constitute an Event of Default.

SECTION 3.11. Amendment to Section 5.38. Section 5.38(a)(i) of the Credit Agreement is amended and restated to read in its entirety as follows:

(i) execute and deliver to the Administrative Agent on behalf of the Secured Parties the Timberland Collateral Documents (with such modifications thereof as may be reasonably required by the Administrative Agent), which shall be effective to create in favor of the Administrative Agent on behalf of the Secured Parties a first priority pledge of and/or a lien on substantially all of the assets of St. Joe Timberland (other than (A) the Encumbered Land, but only to the extent the recordation of the Timberland Collateral Documents would result in an event of default under the existing mortgage or deed of trust encumbering the Encumbered Land, and (B) the Development Properties) subject to such exceptions as are reasonably satisfactory to the Administrative Agent

SECTION 4. Reaffirmation. To induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby (a) restates and renews each and every representation and warranty heretofore made by it under, or in connection with the execution and delivery of, the Credit Agreement and the other Loan Documents (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date), and (b) restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and in the Loan Documents.

SECTION 5. Consent by the Guarantors. The Guarantors consent to the foregoing amendments. Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents, (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents and (iv) hereby confirms and agrees that its guaranty under the Credit Agreement shall continue and remain in full force and effect after giving effect to this Amendment.

SECTION 6. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Lenders hereunder are subject to the following conditions, unless the Required Lenders waive such conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) the Administrative Agent shall have received resolutions from the Borrower and the Guarantors and other evidence as the Administrative Agent may reasonably request, respecting the authorization, execution and delivery of this Amendment;

(c) the fact that the representations and warranties of the Borrower and the Guarantors contained in Section 8 of this Amendment shall be true on and as of the date hereof; and

(d) All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 7. No Other Amendment. Except for the amendments set forth above and those contained in the First Amendment to Credit Agreement dated October 30, 2008 (“First Amendment”), the Second Amendment to Credit Agreement dated February 20, 2009 (“Second Amendment”), the Third Amendment to Credit Agreement dated May 1, 2009 (“Third Amendment”), the Fourth Amendment to Credit Agreement dated October 15, 2009 (“Fourth Amendment”), the Fifth Amendment to Credit Agreement dated December 23, 2009 (“Fifth Amendment”) and the Sixth Amendment to Credit Agreement dated January 12, 2011 (the “Sixth Amendment”), the text of the Credit Agreement shall remain unchanged and in full force and effect. On and after the Seventh Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and this Amendment. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and this Amendment shall be construed together as a single agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes. The Borrower and the Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, and the other Loan Documents being hereby ratified and affirmed. The Borrower and the Guarantors hereby expressly agree that the Credit Agreement, as amended, and the other Loan Documents are in full force and effect.

SECTION 8. Representations and Warranties. The Borrower and the Guarantors hereby represent and warrant to each of the Lenders as follows:

(a) No Default or Event of Default under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived by the Lenders on the date hereof.

(b) The Borrower and the Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by them.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and the Guarantors and constitutes the legal, valid and binding obligations of the Borrower and the Guarantors enforceable against them in accordance with its terms.

(d) The execution and delivery of this Amendment and the performance by the Borrower and the Guarantors hereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower, or any Guarantor, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other organizational documents of the Borrower, or any Guarantor that is a corporation, the articles of organization or operating agreement of any Guarantor that is a limited liability company, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any Borrower, or any Guarantor is party or by which the assets or properties of the Borrower and the Guarantors are or may become bound.

SECTION 9. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 10. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

SECTION 11. Effective Date. This Amendment shall be effective as of March 31, 2011 (the “Seventh Amendment Effective Date”).

SECTION 12. Expenses. The Borrower and the Guarantors agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

SECTION 13. Further Assurances. The Borrower and the Guarantors agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

SECTION 14. Amendment Fee. The Borrower and the Guarantors shall pay to the Administrative Agent for the ratable account of each approving Lender an amendment fee in an amount equal to the product of: (i) the amount of such Lender’s Revolver Commitment, times (ii) 0.05%.

SECTION 15. Waiver of Claims or Defenses. The Borrower and the Guarantors represent that none of them has any set-offs, defenses, recoupments, offsets, counterclaims or other causes of action against the Administrative Agent or the Lenders relating to the Loan Documents and the indebtedness evidenced and secured thereby and agree that, if any such set-off, defense, counterclaim, recoupment or offset otherwise exists on the date of this Amendment, each such defense, counterclaim, recoupment, offset or cause of action is hereby waived and released forever.

SECTION 16. Release of Claims. For and in consideration of the obligations set forth herein and intending to be legally bound hereby, the Borrower and the Guarantors do remise, release and forever discharge the Administrative Agent and the Lenders, and their respective successors and assigns, of and from and all manner of actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands of whatsoever nature, in law, in equity or in admiralty, direct or indirect, known or unknown, matured or not matured, including for contribution and/or indemnity, that the Borrower or any Guarantor ever had or now has, including, without limitation, those with respect to any and all matters alleged or which could have been alleged, with respect to the Loan Documents or the making or administration of any loans or advances up to and including the date of this Amendment. The general release hereby entered into and executed by Borrower and the Guarantors is intended by Borrower and the Guarantors to be final, complete and total as to all matters that have arisen or occurred up to and including the date of this Amendment.

SECTION 17. Loan Document. This Amendment is a Loan Document and is subject to all provisions of the Credit Agreement applicable to Loan Documents, all of which are incorporated in this Amendment by reference the same as if set forth in this Amendment verbatim.

SECTION 18. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 19. Entire Agreement. This Amendment contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Amendment supersedes all prior drafts and communications with respect hereto.

SECTION 20. Notices. All notices, requests and other communications to any party to the Loan Documents, as amended hereby, shall be given in accordance with the terms of Section 9.01 of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

THE ST. JOE COMPANY

By:
Name:	William S. McCalmont
Title:	Executive Vice President and CFO

[CORPORATE SEAL]

ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C.

By:
Name:	William S. McCalmont
Title:	Executive Vice President and CFO

[CORPORATE SEAL]

ST. JOE FINANCE COMPANY

By:
Name:	William S. McCalmont
Title:	President

[CORPORATE SEAL]

BRANCH BANKING AND TRUST COMPANY, as Administrative Agent and as a Lender

By:		(SEAL)
Name:	Matthew W. Rush
Title:	Senior Vice President

[Signature Page to The St. Joe Company Seventh Amendment to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:		(SEAL)
Name:	J.T. Johnston Coe
Title:	Managing Director

By:		(SEAL)
Name:	Susan LeFevre
Title:	Managing Director

[Signature Page to The St. Joe Company Seventh Amendment to Credit Agreement)